October 21, 2010                                                                                                                                FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Quarterly Earnings of
$0.38 Per Diluted Common Share

Financial Results for the Third Quarter and First Nine Months of 2010:

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the “well capitalized” thresholds established by regulators. The Company’s capital ratios were improved from the December 31, 2009, ratios because of growth in equity and lower total assets.  On a preliminary basis, as of September 30, 2010, the Company’s Tier 1 leverage ratio was 9.39%, Tier 1 risk-based capital ratio was 16.30%, and total risk-based capital ratio was 17.56%.

•
Total Loans:  Total gross loans, including FDIC-covered loans, decreased $168.9 million, or 8.0%, from December 31, 2009. The Company’s portfolio, excluding FDIC-covered loans, decreased $62.1 million, or 3.6%, from December 31, 2009, mainly due to decreases in construction loans. Also contributing to the decrease in total gross loans were significant decreases in the FDIC-covered loan portfolios. The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by FDIC loss sharing agreements, was 2.44%, 2.35%, and 2.28% at September 30, 2010, December 31, 2009, and September 30, 2009, respectively.

•
Total Deposits:  Total deposits decreased $136.4 million, or 5.0%, from December 31, 2009. Largely contributing to this decrease was a $254.0 million, or 55.8%, decrease in total CDARS deposits, offset in part by an increase in checking account deposits of $154.4 million, or 14.3%, from the end of 2009. The Company continues to retain a high percentage of customer deposits acquired through the two FDIC-assisted transactions in 2009.

•
Net Interest Income:  Net interest income for the third quarter of 2010 increased $6.4 million to $30.2 million compared to $23.8 million for the third quarter of 2009. Net interest margin was 4.03% for the quarter ended September 30, 2010, compared to 3.27% for the same period in 2009. The net interest margin for the third quarter of 2010 also increased 46 basis points from the quarter ended June 30, 2010.  The increase in net interest income and net interest margin were primarily due to additional yield accretion of the discount on acquired loan pools recorded during the third quarter of 2010. The Company is required to periodically assess its expected losses on these acquired loan pools and adjust its yield accretion upward if expected future losses are less than originally projected.  There is a corresponding amortization (partially offsetting this income) of the FDIC indemnification asset to reduce amounts expected to be collected from the FDIC.

•
Non-performing Assets: Non-performing assets, excluding FDIC-covered non-performing assets, at September 30, 2010, were $75.3 million, an increase of $5.4 million from $69.9 million at June 30, 2010 and an increase of $10.3 million from $65.0 million at December 31, 2009.  Non-performing assets were 2.21% of total assets at September 30, 2010, compared to 2.00% at June 30, 2010.  Compared to June 30, 2010, non-performing loans increased $6.6 million to $30.2 million at September 30, 2010, while foreclosed assets decreased $1.2 million to $45.1 million.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the quarter ended September 30, 2010, were $0.38 per diluted common share ($5.3 million available to common shareholders) compared to the $1.90 per diluted common share ($26.6 million available to common shareholders) during the quarter ended September 30,

More

2009. The 2009 period was significantly impacted by a gain recognized related to the Vantus Bank FDIC-assisted transaction completed during that period.

Preliminary earnings for the nine months ended September 30, 2010, were $1.07 per diluted common share ($15.0 million available to common shareholders) compared to the $4.14 per diluted common share ($57.3 million available to common shareholders) during the nine months ended September 30, 2009.  The 2009 period was significantly impacted by gains recognized from the TeamBank, N.A. and Vantus Bank FDIC-assisted transactions completed during that period.

For the three months ended September 30, 2010, return on average equity was 9.70%; return on average assets was 0.72%; and net interest margin was 4.03%. For the nine months ended September 30, 2010, return on average equity was 9.22%; return on average assets was 0.65%; and net interest margin was 3.69%.

In announcing these results, President and CEO Joseph W. Turner said, “Even as economic conditions continue to be challenging, we are pleased overall with our third quarter earnings. Net interest income for the quarter was up $6.4 million from a year ago with lower deposit rates and higher loan yields driving the increase. Average earning assets were up slightly from the year-ago quarter, but average balances of loans have been declining in the most recent quarters due to reductions in construction loan balances and various categories of loans in the FDIC-covered portfolios. The Company’s net interest margin improved to 4.03%, increasing from 3.27% in the year-ago quarter, and increasing from 3.57% in the second quarter of 2010. Approximately 55 basis points of the current quarter’s margin comes from the yield accretion resulting from fewer losses expected to be incurred on the pools of loans acquired through the FDIC-assisted transactions. Additional yield accretion in varying amounts will be recognized in future quarters. While total deposits decreased overall, primarily due to a decrease in CDARS deposit and brokered deposit levels, customer checking account deposits increased $154.4 million, or 14.3%, from the end of 2009. Non-interest expenses were nearly flat from the year-ago quarter, although they increased compared to the June 2010 quarter. Virtually all of this increase was the result of higher expenses on foreclosed assets during this most recent quarter. We continue to focus on our non-interest expenses in order to maintain efficient operations.

“As expected, the Company’s loan portfolio decreased, but we are seeing an uptick in overall loan production, particularly in single family residential loans and commercial real estate loans. Total gross loans, including FDIC-covered loans, decreased $168.9 million, or 8.0%, from December 31, 2009.  A total decrease of $106.8 million occurred in the FDIC-covered portfolios, along with a $62.1 million decrease, mainly in construction loans, in the non-FDIC-covered portfolio. Asset quality and the resolution of non-performing assets remain a strong focus. Non-performing assets continued to be elevated, increasing $10.3 million from the end of 2009 and increasing $5.4 million from June 30, 2010. The Bank’s allowance for loan losses as a percentage of total loans, excluding FDIC-covered loans, continues to be strong at 2.44% as of September 30, 2010. While we are working through many of our problem credits and making progress, we expect non-performing assets, loan loss provisions and net charge-offs to continue to remain at elevated levels.”

Selected Financial Data:

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net interest income	$30,194	$23,825	$83,888	$62,884
Provision for loan losses	10,800	16,500	28,300	28,300
Non-interest income	12,232	56,755	35,369	113,634
Non-interest expense	22,602	22,657	65,552	57,320
Provision for income taxes	2,862	13,988	7,880	31,131
Net income	$6,162	$27,435	$17,525	$59,767

Net income available to common shareholders	$5,305	$26,584	$14,981	$57,251
Earnings per diluted common share	$0.38	$1.90	$1.07	$4.14

NET INTEREST INCOME

Net interest income for the third quarter of 2010 increased $6.4 million to $30.2 million compared to $23.8 million for the third quarter of 2009. Net interest margin was 4.03% in the third quarter of 2010, compared to 3.27% in the same period of 2009, an increase of 76 basis points. Net interest income for the first nine months of 2010 increased $21.0 million to $83.9 million compared to $62.9 million for the first nine months of 2009. Net interest margin was 3.69% in the nine months ended September 30, 2010, compared to 2.95% in the same period in 2009, an increase of 74 basis points.  The average interest rate spread was 3.95% and 3.66% for the three and nine months ended September 30, 2010, respectively, compared to 3.31% and 2.93% for the three and nine months ended September 30, 2009, respectively. The average interest rate spread increased 39 basis points compared to the average interest rate spread of 3.56% in the three months ended June 30, 2010.

As noted above, the Company’s net interest margin increased compared to the same quarter in the prior year and also increased compared to the quarter ended June 30, 2010.  The primary reason for this increase was additional yield accretion to be recognized in conjunction with the fair value of the acquired loan pools. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. This cash flows estimate increased during the third quarter of 2010 based on the payment histories and new loss expectations of the loan pools, resulting in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The impact of the additional yield accretion on the quarter and nine months ended September 30, 2010 was $4.2 million.  The increase in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets were also reduced resulting in an adjustment to be amortized on a level-yield basis over the remainder of the loss sharing agreements or the remaining expected life of the loan pools, whichever is shorter. The adjustment impacting the quarter and nine months ended September 30, 2010 was $3.6 million of amortization recorded in non-interest income as a reduction in income.  The net impact of the two adjustments was an increase of $670,000 to pre-tax income.  Because these adjustments will be spread over the remaining life of the loans and the remainder of the loss sharing agreements, respectively, they will impact future periods as well.  Additional adjustments may be recorded in future periods as the Company continues to estimate expected cash flows from the acquired loan pools.

The Company’s margin was also positively impacted by a change in the deposit mix over the last year. The addition of the TeamBank and Vantus Bank core deposits during 2009 provided a relatively lower cost funding source, which allowed the Company to reduce some of its higher cost funds. In the latter quarters of 2009, the Company redeemed brokered deposits or replaced them with lower rate deposits, and as retail certificates of deposit matured they were renewed or replaced with certificates of deposit with lower market rates of interest. The transition from time deposits to transaction deposits continued into 2010 as lower-cost checking accounts increased while higher-cost CDARS accounts decreased.  The Company has reduced rates paid on repurchase agreements which also contributed to the decrease in interest expense. Partially offsetting the reduced cost of funds, yields earned on investment securities are down over the last year because the majority of the Company’s portfolio is made up of adjustable-rate mortgage-backed securities which have both repriced down and have experienced higher prepayments resulting in increased amortization of related premiums that offsets interest earned.  Excluding the yield accretion income discussed above, the yield on loans decreased when compared to the quarters ended June 30, 2010 and September 30, 2009, primarily due to decreased balances as customers paid off higher-rate commercial real estate and construction loans.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

More

NON-INTEREST INCOME

For the three months ended September 30, 2010, non-interest income decreased $44.5 million to $12.2 million when compared to the three months ended September 30, 2009, primarily as a result of the following items:

•
Vantus Bank FDIC-assisted acquisition:  A one-time gain of $45.9 million was recorded in the third quarter of 2009 related to the fair value accounting estimate of the Vantus Bank assets acquired and liabilities assumed from the FDIC on September 4, 2009.

•
Amortization of indemnification asset:  As described above in the net interest income section, $3.6 million of amortization (expense) was recorded in the 2010 period relating to a reduction of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets.

Partially offsetting the above items was a $3.5 million increase in gains on sales of securities in the third quarter of 2010 compared to the same quarter in 2009.  In addition, gains on sales of single-family loans increased $426,000 when comparing the two periods.

New overdraft regulations on ATM and certain debit card transactions were effective July 1, 2010, for new customers and August 13, 2010, for existing customers.  The new overdraft regulations were expected to adversely affect overdraft fees during the second half of 2010 and for the quarter ended September 30, 2010. Compared to the quarter ended June 30, 2010, income related to total service charges and ATM fees decreased $370,000 during the quarter ended September 30, 2010.  Compared to the year ago quarter income related to total service charges and ATM fees was relatively consistent.

For the nine months ended September 30, 2010, non-interest income decreased $78.3 million to $35.4 million when compared to the nine months ended September 30, 2009, primarily as a result of the following items:

•
FDIC-assisted acquisitions:  A total of $89.8 million in one-time gains was recorded in the nine months ended September 30, 2009 related to the fair value accounting estimate of the assets acquired and liabilities assumed in the FDIC-assisted transactions involving TeamBank and Vantus Bank.

•
Amortization of indemnification asset:  As previously described, $3.6 million of amortization (expense) was recorded in the 2010 period relating to a reduction of expected reimbursements under the FDIC loss sharing agreements, which are recorded as indemnification assets.

Partially offsetting the above decreases in non-interest income were the following items:

•
Securities impairments:  During the first nine months of 2009, a $4.3 million loss was recorded as a result of an impairment write-down in the value of certain available-for-sale equity investments, investments in bank trust preferred securities and an investment in a non-agency CMO. The Company continues to hold the majority of these securities in the available-for-sale category.  Based on analyses of the securities portfolio for the first nine months of 2010, no impairment write-downs were necessary.

•	Gains on securities: Gains of $8.9 million were recorded during the first nine months of 2010 due to sales of securities, an increase of $6.4 million over the first nine months of 2009.

•
Service charges and ATM fees:  An increase of $1.7 million was recorded during the first nine months of 2010 compared to the same period in 2009 due to customers added in the FDIC-assisted transactions in 2009.

More

•
Gains on sales of single-family loans: An increase of $630,000 in gains was recorded due to an increased number of fixed-rate loans originated and then sold in the secondary market during the first nine months of 2010 compared to the same period in 2009.

•
Commissions: Commission income increased $1.1 million during the nine months ended September 30, 2010, compared to the same period in 2009, primarily due to increased activity for Great Southern Travel.  Approximately one-fourth of the increase was a non-recurring incentive commission related to airline ticket sales.

NON-INTEREST EXPENSE

For the three months ended September 30, 2010, non-interest expense was relatively consistent with the three months ended September 30, 2009, decreasing $55,000 to $22.6 million.  For the nine months ended September 30, 2010, non-interest expense increased $8.2 million to $65.6 million when compared to the nine months ended September 30, 2009.  The following items contributed to the increase in the nine-month period:

•
Vantus Bank FDIC-assisted acquisition:  The Company’s increase in non-interest expense in the first nine months of 2010 compared to the same period in 2009 included expenses related to the September 2009 FDIC-assisted acquisition of the assets and liabilities of Vantus Bank and its ongoing operation. In the nine months ended September 30, 2010, non-interest expense associated with Vantus Bank increased $3.9 million from the same period in 2009. The largest expense increases were in the areas of salaries and benefits and occupancy and equipment expenses.  In addition, other non-interest expenses related to the operation of other areas of the former Vantus Bank, such as lending and certain support functions, were absorbed in other pre-existing areas of the Company, resulting in increased non-interest expense.

•
New banking centers: The Company’s increase in non-interest expense in the first nine months of 2010 compared to the same period in 2009 also related to the continued internal growth of the Company.  The Company opened its second banking center in Lee’s Summit, Mo., in late September 2009 and its first retail banking center in Rogers, Ark., in May 2010. In the nine months ended September 30, 2010, non-interest expenses associated with the operation of these locations increased $613,000 over the same period in 2009.

•
Salaries and benefits:  As a result of integrating the operations of TeamBank and Vantus Bank and the administration of the loss sharing portfolios as well as overall growth, the number of associates employed by the Company in operational and lending areas has increased 22.1% over the last year.  This in turn increased salaries and benefits paid by $3.4 million in the first nine months of 2010 compared to the same period in 2009.

•
Net occupancy expense:  As the Company’s operations have expanded in the last year, so have the costs incurred to use and maintain buildings and equipment.  Excluding the effects of the FDIC-assisted transactions, net occupancy expenses increased $447,000 for the first nine months of 2010 compared to the same period in 2009.

•
Foreclosure-related expenses: Due to the increase in levels of foreclosed assets, foreclosure-related expenses increased $550,000 in the nine months ended September 30, 2010, compared to the same period in 2009.  In the three months ended September 30, 2010, foreclosure expenses were also negatively impacted by write-downs of certain foreclosed assets totaling $1.4 million due to updated valuations.

More

Partially offsetting the above increases in non-interest expense was an FDIC-imposed special assessment on all insured depository institutions based on assets minus Tier 1 capital as of June 30, 2009.  The Company recorded an expense of $1.7 million during the first nine months of 2009 related to the special assessment.  No special assessment was imposed in the first nine months of 2010.

The Company’s efficiency ratio for the quarter ended September 30, 2010, was 53.27% compared to 28.12% for the same quarter in 2009. The difference in the ratios from the current to prior periods was primarily due to the Vantus Bank-related one-time gain recorded in 2009.   The Company’s ratio of non-interest expense to average assets increased from 2.27% for the quarter ended September 30, 2009 to 2.38% for the quarter ended September 30, 2010, as a result of lower average assets in the 2010 quarter.

The Company’s efficiency ratio for the nine months ended September 30, 2010, was 54.97% compared to 32.47% for the same period in 2009. The difference in the ratios from the current to prior periods was primarily due to the TeamBank and Vantus Bank-related one-time gains recorded in 2009.   The Company’s ratio of non-interest expense to average assets increased from 2.15% for the nine months ended September 30, 2009, to 2.27% for the nine months ended September 30, 2010 as a result of the increased expenses discussed above and lower average assets in the nine months ended September 30, 2010.

INCOME TAXES

For the three and nine months ended September 30, 2010, the Company’s effective tax rates were 31.7% and 31.0%, respectively, due primarily to tax-exempt investments and tax-exempt loans which reduce the Company’s effective tax rate. In future periods, the Company expects its effective tax rate to be 30-33%.

CAPITAL

As of September 30, 2010, total stockholders’ equity was $305.6 million (9.0% of total assets). As of September 30, 2010, common stockholders’ equity was $249.3 million (7.3% of total assets), equivalent to a book value of $18.54 per common share.  Total stockholders’ equity at December 31, 2009, was $298.9 million (8.2% of total assets). As of December 31, 2009, common stockholders’ equity was $242.9 million (6.7% of total assets), equivalent to a book value of $18.12 per common share.

At September 30, 2010, the Company’s tangible common equity to total assets ratio was 7.2% compared to 6.5% at December 31, 2009. The tangible common equity to total risk-weighted assets ratio was 12.4% at September 30, 2010 compared to 11.4% at December 31, 2009.

As of September 30, 2010, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of September 30, 2010, the Company’s Tier 1 leverage ratio was 9.39%, Tier 1 risk-based capital ratio was 16.30%, and total risk-based capital ratio was 17.56%. On September 30, 2010, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 8.14%, Tier 1 risk-based capital ratio was 14.13%, and total risk-based capital ratio was 15.39%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s voluntary Capital Purchase Program (CPP), a part of the Emergency Economic Stabilization Act of 2008, designed to provide capital to healthy financial institutions to promote confidence and stabilization in the economy. At the time the Company was approved to participate in the CPP in December 2008, it exceeded all “well-capitalized” regulatory benchmarks and, as indicated above, it continues to exceed these benchmarks.  The Company issued to the U.S. Treasury 58,000 shares of the Company’s newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, for an aggregate purchase price of $58.0 million. Great Southern also issued to the U.S. Treasury a warrant to purchase 909,091 shares of common stock at $9.57 per share.

More

Through its preferred stock investment, the Treasury receives a cumulative dividend of 5% per year for the first five years, or $2.9 million per year, and 9% per year thereafter. The preferred shares are callable at 100% of the issue price, subject to the approval of the Company’s primary federal regulator.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses decreased $5.7 million, from $16.5 million during the three months ended September 30, 2009, to $10.8 million during the three months ended September 30, 2010.  The provision for loan losses for each of the nine months ended September 30, 2010 and 2009, was $28.3 million.  At September 30, 2010, the allowance for loan losses was $40.1 million, an increase of $37,000 from December 31, 2009.  Net charge-offs were $11.2 million in the three months ended September 30, 2010, versus $10.5 million in the three months ended September 30, 2009.  Net charge-offs were $28.3 million in the nine months ended September 30, 2010, versus $18.8 million in the nine months ended September 30, 2009.  Nine relationships make up $22.4 million of the net charge-off total for the nine months ended September 30, 2010. General market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs. As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. More recently, additional procedures have been implemented to provide for more frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans supported by the FDIC loss sharing agreements, was 2.44%, 2.35%, and 2.28% at September 30, 2010, December 31, 2009, and September 30, 2009, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank and Vantus Bank non-performing assets, including foreclosed assets, are not included in the non-performing assets totals and non-performing loans, potential problem loans and foreclosed assets discussion and tables below because losses from these assets are substantially covered under loss sharing agreements with the FDIC.  FDIC-supported TeamBank and Vantus Bank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, and September 4, 2009, respectively.

More

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at September 30, 2010, were $75.3 million, an increase of $10.3 million from $65.0 million at December 31, 2009 and an increase of $5.4 million from $69.9 million at June 30, 2010.  Non-performing assets as a percentage of total assets were 2.21% at September 30, 2010, compared to 1.79% at December 31, 2009 and 2.00% at June 30, 2010.  Compared to June 30, 2010, non-performing loans increased $6.6 million to $30.2 million while foreclosed assets decreased $1.2 million to $45.1 million.  Construction and land development loans comprised $14.7 million, or 48.8%, of the total $30.2 million of non-performing loans at September 30, 2010.

Activity in the non-performing loans category during the quarter ending September 30, 2010 was as follows:

	Beginning Balance, July 1	Additions	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30

One- to four-family construction	$214	$--	$--	$--	$--	$--	$(3)	$211
Construction and land development	8,994	7,787	--	--	(364)	(1,886)	(5)	14,526
One- to four-family residential	5,826	2,306	(262)	(431)	(1,002)	(382)	(412)	5,643
Other residential	4,052	3,883	--	--	(4)	(1,242)	(159)	6,530
Commercial real estate	2,340	31	(221)	--	(1,466)	(270)	(141)	273
Other commercial	963	2,773	--	(26)	(5)	(1,401)	(600)	1,704
Consumer	1,162	424	--	(36)	(31)	(60)	(177)	1,282

Total	$23,551	$17,204	$(483)	$(493)	$(2,872)	$(5,241)	$(1,497)	$30,169

At September 30, 2010, the construction and land development category of non-performing loans included 29 loans.  The largest two loans in this category were $5.4 million and $4.0 million, respectively, and made up 31.2% of the total.

Activity in the potential problem loans category during the quarter ending September 30, 2010 was as follows:

	Beginning Balance, July 1	Additions	Removed from Potential Problem	Transfers to Non-Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30

One- to four-family construction	$5,165	$93	$(958)	$--	$(762)	$(318)	$(1,772)	$1,448
Construction and land development	11,298	2,991	(195)	(1,195)	(235)	--	(7,158)	5,506
Commercial construction	13,497	7,849	--	(5,987)	--	(1,492)	--	13,867
One- to four-family residential	5,594	3,930	(1,532)	(221)	(410)	(160)	(5)	7,196
Other residential	112	4,010	--	--	--	--	(2)	4,120
Commercial real estate	3,274	1,891	--	--	--	(479)	(799)	3,887
Other commercial	3,579	960	(93)	(1,890)	--	(149)	(240)	2,167

Total	$42,519	$21,724	$(2,778)	$(9,293)	$(1,407)	$(2,598)	$(9,976)	$38,191

At September 30, 2010, the commercial construction category of potential problem loans included 18 loans, the largest of which was $3.8 million or 27.5% of the total.

More

Activity in foreclosed assets during the quarter ended September 30, 2010 was as follows:

	Beginning Balance, July 1	Additions	Proceeds from Sales	Capitalized Costs	ORE Expense Write-Downs	Ending Balance, September 30

Construction and land development	$31,063	$1,358	$(808)	$447	$(973)	$31,087
One- to four-family residential	5,946	1,479	(2,703)	--	(98)	4,624
Other residential	4,584	1,594	(1,200)	--	--	4,978
Commercial real estate	4,407	--	--	--	(283)	4,124
Consumer	323	256	(278)	--	--	301

Total	$46,323	$4,687	$(4,989)	$447	$(1,354)	$45,114

At September 30, 2010, the construction and land development category of foreclosed assets included 100 properties, the largest of which had a balance of $5.5 million or 18.0% of the total.

BUSINESS INITIATIVES

In September 2010, the Company opened its second full-service retail banking center in the St. Louis metropolitan market. Located at 11689 Manchester in Des Peres, Mo., the banking center is approximately seven miles from the Company’s Creve Coeur, Mo., office that opened in 2009.  A loan production office and two Great Southern Travel offices also operate in the St. Louis market.

One other banking center located in Forsyth, Mo., is expected to open near the end of the fourth quarter 2010 as part of the Company’s overall long-term plan to open two to three banking centers per year as market conditions warrant.  Located at 15695 Highway 160 and east of Branson, Mo., the banking center will complement the Company’s four banking centers operating in this area.

In July 2010, Great Southern Travel acquired Pathfinder Travel and Cruises in Olathe, Kan., marking its first office in the state of Kansas. The Company also operates a banking center in Olathe.

On August 13, 2010, new overdraft regulations on ATM and certain debit card transactions went into effect for existing customers. At this time, a significant number of affected customers have already chosen to continue overdraft coverage and additional customers are regularly notifying the Company as to their preference for these services. Based on our preliminary analysis, we expect the financial impact of this regulation may be a reduction in earnings per diluted common share of approximately $0.01 to $0.02 per quarter (based on the number of common shares outstanding at September 30, 2010).

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol “GSBC”. The last reported sale price of GSBC stock in the quarter ended September 30, 2010, was $21.77.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 74 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas and Nebraska.

www.greatsouthernbank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vi) the Company’s ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company’s market areas; (ix) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the new overdraft protection regulations and customers’ responses thereto; (x) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xi) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xii) the uncertainties arising from the Company’s participation in the TARP Capital Purchase Program, including impacts on employee recruitment and retention and other business and practices, and uncertainties concerning the potential redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition.  The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and nine months ended September 30, 2010 and 2009, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2010	2009
Selected Financial Condition Data:	(Dollars in thousands)

Total assets	$3,402,798	$3,641,119
Loans receivable, gross	1,953,324	2,122,226
Allowance for loan losses	40,138	40,101
Foreclosed assets, net	50,582	41,660
Available-for-sale securities, at fair value	696,314	764,291
Deposits	2,577,532	2,713,961
Total borrowings	494,379	591,908
Total stockholders’ equity	305,638	298,908
Common stockholders’ equity	249,276	242,891
Non-performing assets (excluding FDIC-covered assets)	75,283	65,001

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2010	2009	2010	2009	2010
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$41,535	$39,736	$120,900	$114,007	$39,612
Interest expense	11,341	15,911	37,012	51,123	12,488
Net interest income	30,194	23,825	83,888	62,884	27,124
Provision for loan losses	10,800	16,500	28,300	28,300	12,000
Non-interest income	12,232	56,755	35,369	113,634	14,139
Non-interest expense	22,602	22,657	65,552	57,320	20,808
Provision for income taxes	2,862	13,988	7,880	31,131	2,631
Net income	$6,162	$27,435	$17,525	$59,767	$5,824
Net income available-to-common shareholders	$5,305	$26,584	$14,981	$57,251	$4,976

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2010	2009	2010	2009	2010
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.38	$1.90	$1.07	$4.14	$0.35
Book value	$18.54	$17.19	$18.54	$17.19	$18.47

Earnings Performance Ratios:
Annualized return on average assets	0.72%	3.16%	0.65%	2.42%	0.65%
Annualized return on average stockholders’ equity	9.70%	50.58%	9.22%	39.44%	9.10%
Net interest margin	4.03%	3.27%	3.69%	2.95%	3.57%
Average interest rate spread	3.95%	3.31%	3.66%	2.93%	3.56%
Efficiency ratio	53.27%	28.12%	54.97%	32.47%	50.43%
Non-interest expense to average total assets	2.38%	2.27%	2.27%	2.15%	2.26%

Asset Quality Ratios (excluding FDIC-supported assets):
Allowance for loan losses to period-end loans	2.44%	2.28%	2.44%	2.28%	2.48%
Non-performing assets to period-end assets	2.21%	1.73%	2.21%	1.73%	2.00%
Non-performing loans to period-end loans	1.54%	1.11%	1.54%	1.11%	1.19%
Annualized net charge-offs to average loans	2.74%	2.47%	2.25%	1.45%	2.89%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	September 30, 2010	December 31, 2009	June 30, 2010
Assets

Cash	$188,581	$242,723	$207,568
Interest-bearing deposits in other financial institutions	288,955	201,853	257,588
Cash and cash equivalents	477,536	444,576	465,156

Available-for-sale securities	696,314	764,291	739,019
Held-to-maturity securities	1,125	16,290	16,125
Mortgage loans held for sale	10,191	9,269	12,304
Loans receivable (1), net of allowance for loan losses of $40,138 – September 2010; $40,101 – December 2009	1,913,186	2,082,125	1,934,578
FDIC indemnification asset	124,583	141,484	129,730
Interest receivable	12,352	15,582	14,047
Prepaid expenses and other assets	53,917	66,020	62,864
Foreclosed assets held for sale (2), net	50,582	41,660	52,793
Premises and equipment, net	45,827	42,383	44,170
Goodwill and other intangible assets	5,602	6,216	5,811
Federal Home Loan Bank stock	11,583	11,223	12,193

Total Assets	$3,402,798	$3,641,119	$3,488,790

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$2,577,532	$2,713,961	$2,607,089
Federal Home Loan Bank advances	153,906	171,603	166,333
Securities sold under reverse repurchase agreements with customers	256,140	335,893	274,963
Structured repurchase agreements	53,155	53,194	53,168
Short-term borrowings	249	289	278
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	4,689	6,283	5,128
Advances from borrowers for taxes and insurance	1,940	1,268	1,771
Accounts payable and accrued expenses	11,790	9,423	33,425
Current and deferred income taxes	6,830	19,368	11,321

Total Liabilities	3,097,160	3,342,211	3,184,405

Stockholders’ Equity
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding 58,000 shares	56,362	56,017	56,246
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2010 – 13,443,925 shares, December 2009 – 13,406,403 shares	134	134	134
Common stock warrants; 909,091 shares	2,452	2,452	2,452
Additional paid-in capital	20,563	20,180	20,433
Retained earnings	216,832	208,625	213,814
Accumulated other comprehensive gain	9,295	11,500	11,306

Total Stockholders’ Equity	305,638	298,908	304,385

Total Liabilities and Stockholders’ Equity	$3,402,798	$3,641,119	$3,488,790

(1)
At September 30, 2010 and December 31, 2009, includes loans net of discounts totaling $320.3 and $425.7 million, respectively, which are subject to significant FDIC support through loss sharing agreements.

(2)
At September 30, 2010 and December 31, 2009, includes foreclosed assets net of discounts totaling $5.5 and $3.1 million, respectively, which are subject to significant FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2010	2009	2010	2009	2010
Interest Income
Loans	$35,000	$31,396	$99,747	$89,709	$32,553
Investment securities and other	6,535	8,340	21,153	24,298	7,059
	41,535	39,736	120,900	114,007	39,612
Interest Expense
Deposits	9,037	12,641	29,834	41,655	10,140
Federal Home Loan Bank advances	1,373	1,452	4,178	3,889	1,407
Short-term borrowings and repurchase agreements	777	1,647	2,568	4,953	799
Subordinated debentures issued to capital trust	154	171	432	626	142
	11,341	15,911	37,012	51,123	12,488

Net Interest Income	30,194	23,825	83,888	62,884	27,124
Provision for Loan Losses	10,800	16,500	28,300	28,300	12,000
Net Interest Income After Provision for Loan Losses	19,394	7,325	55,588	34,584	15,124

Noninterest Income
Commissions	1,917	1,596	6,328	5,209	2,344
Service charges and ATM fees	4,689	4,730	14,333	12,624	5,061
Net gains on loan sales	1,155	729	2,704	2,070	755
Net realized gains (losses) on sales and impairments of available-for-sale securities	5,441	1,966	8,906	(1,843)	3,465
Late charges and fees on loans	170	202	611	513	237
Change in interest rate swap fair value net of change in hedged deposit fair value	—	—	—	1,184	—
Initial gain recognized on business acquisition	—	45,919	—	89,795	—
Accretion (amortization) of income related to business acquisition	(1,604)	1,117	961	2,233	1,665
Other income	464	496	1,526	1,849	612
	12,232	56,755	35,369	113,634	14,139

Noninterest Expense
Salaries and employee benefits	11,202	11,077	33,405	29,129	11,167
Net occupancy expense	3,435	3,509	10,305	9,008	3,382
Postage	827	755	2,494	1,997	835
Insurance	1,036	1,041	3,289	4,567	1,120
Advertising	508	365	1,307	1,006	580
Office supplies and printing	357	318	1,180	794	360
Telephone	633	512	1,741	1,308	566
Legal, audit and other professional fees	677	850	1,967	2,191	626
Expense on foreclosed assets	2,253	2,935	4,837	4,285	416
Other operating expenses	1,674	1,295	5,027	3,035	1,756
	22,602	22,657	65,552	57,320	20,808

Income Before Income Taxes	9,024	41,423	25,405	90,898	8,455
Provision for Income Taxes	2,862	13,988	7,880	31,131	2,631
Net Income	6,162	27,435	17,525	59,767	5,824
Preferred Stock Dividends and Discount Accretion	857	851	2,544	2,516	848

Net Income Available to Common Shareholders	$5,305	$26,584	$14,981	$57,251	$4,976

Earnings Per Common Share
Basic	$0.39	$1.99	$1.12	$4.28	$0.37
Diluted	$0.38	$1.90	$1.07	$4.14	$0.35

Dividends Declared Per Common Share	$0.18	$0.18	$0.54	$0.54	$0.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $590,000 and $481,000 for the three months ended September 30, 2010, and 2009, respectively.  Fees included in interest income were $1.5 million and $1.4 million for the nine months ended September 30, 2010, and 2009, respectively.  Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	September 30, 2010	Three Months Ended September 30, 2010			Three Months Ended September 30, 2009
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.60%	$330,438	$5,583	6.70%	$280,104	$4,692	6.64%
Other residential	5.58	220,497	3,351	6.03	136,935	2,113	6.12
Commercial real estate	6.09	648,652	12,367	7.56	590,535	10,034	6.74
Construction	5.57	312,650	4,622	8.79	516,393	7,814	6.00
Commercial business	5.61	177,013	3,921	5.86	151,883	2,474	6.46
Other loans	7.29	216,644	4,179	7.65	202,927	3,239	6.33
Industrial revenue bonds	5.99	65,128	977	5.95	62,708	1,030	6.51

Total loans receivable	6.05	1,971,022	35,000	7.05	1,941,485	31,396	6.42

Investment securities	3.86	741,999	6,449	3.45	746,184	8,229	4.38
Other interest-earning assets	0.06	262,780	86	0.13	198,974	111	0.22

Total interest-earning assets	4.97	2,975,801	41,535	5.53	2,886,643	39,736	5.46
Non-interest-earning assets:
Cash and cash equivalents		193,365			252,040
Other non-earning assets		254,144			334,109
Total assets		$3,423,310			$3,472,792

Interest-bearing liabilities:
Interest-bearing demand and savings	0.85	$954,553	2,139	0.89	$584,152	1,634	1.11
Time deposits	2.02	1,372,277	6,898	1.99	1,678,549	11,007	2.60
Total deposits	1.52	2,326,830	9,037	1.54	2,262,701	12,641	2.22
Short-term borrowings and repurchase agreements	0.97	324,353	777	0.95	403,079	1,647	1.62
Subordinated debentures issued to capital trust	2.04	30,929	154	1.98	30,929	171	2.19
FHLB advances	3.43	159,919	1,373	3.41	233,544	1,452	2.47

Total interest-bearing liabilities	1.58	2,842,031	11,341	1.58	2,930,253	15,911	2.15
Non-interest-bearing liabilities:
Demand deposits		249,783			260,194
Other liabilities		20,981			9,536
Total liabilities		3,112,795			3,199,983
Stockholders’ equity		310,515			272,809
Total liabilities and stockholders’ equity		$3,423,310			$3,472,792

Net interest income:
Interest rate spread	3.39%		$30,194	3.95%		$23,825	3.31%
Net interest margin*				4.03%			3.27%
Average interest-earning assets to average interest-bearing liabilities		104.7%			98.5%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.

	September 30, 2010	Nine Months Ended September 30, 2010			Nine Months Ended September 30, 2009
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.60%	$339,698	$15,936	6.27%	$271,674	$12,098	5.95%
Other residential	5.58	217,762	9,816	6.03	125,779	5,849	6.22
Commercial real estate	6.09	684,840	34,692	6.77	577,093	28,062	6.50
Construction	5.57	332,341	14,943	7.60	576,858	24,387	5.65
Commercial business	5.61	172,555	9,806	6.01	145,164	7,047	6.49
Other loans	7.29	226,382	11,579	6.84	198,989	9,066	6.09
Industrial revenue bonds	5.99	66,161	2,975	6.01	62,719	3,200	6.82

Total loans receivable	6.05	2,039,739	99,747	6.54	1,958,276	89,709	6.12

Investment securities	3.86	763,394	20,804	3.64	738,750	23,988	4.34
Other interest-earning assets	0.06	238,460	349	0.20	154,543	310	0.27

Total interest-earning assets	4.97	3,041,593	120,900	5.32	2,851,569	114,007	5.35
Non-interest-earning assets:
Cash and cash equivalents		258,597			237,961
Other non-earning assets		268,171			202,719
Total assets		$3,568,361			$3,292,249

Interest-bearing liabilities:
Interest-bearing demand and savings	0.85	$900,975	6,340	0.94	$579,361	4,638	1.07
Time deposits	2.02	1,535,349	23,494	2.05	1,616,818	37,017	3.06
Total deposits	1.52	2,436,324	29,834	1.64	2,196,179	41,655	2.54
Short-term borrowings and repurchase agreements	0.97	351,565	2,568	0.98	401,228	4,953	1.65
Subordinated debentures issued to capital trust	2.04	30,929	432	1.87	30,929	626	2.71
FHLB advances	3.43	165,285	4,178	3.38	198,607	3,889	2.62

Total interest-bearing liabilities	1.58	2,984,103	37,012	1.66	2,826,943	51,123	2.42
Non-interest-bearing liabilities:
Demand deposits		252,240			196,574
Other liabilities		22,462			10,939
Total liabilities		3,258,805			3,034,456
Stockholders’ equity		309,556			257,793
Total liabilities and stockholders’ equity		$3,568,361			$3,292,249

Net interest income:
Interest rate spread	3.39%		$83,888	3.66%		$62,884	2.93
Net interest margin*				3.69%			2.95%
Average interest-earning assets to average interest-bearing liabilities		101.9%			100.9%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.